                                                            Exhibit 99.23(d)(22)

                  LAUDUS ROSENBERG U.S. LONG/SHORT EQUITY FUND

                              SUBADVISER AGREEMENT

     Subadviser Agreement executed as of January 30, 2004 among CHARLES SCHWAB INVESTMENT MANAGEMENT, INC., a Delaware corporation (the "Manager"), AXA ROSENBERG INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the "Subadviser") and BARR ROSENBERG SERIES TRUST, a Massachusetts business trust (the "Trust").

                                   WITNESSETH:

     That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY SUBADVISER TO THE TRUST.

     (a) Subject always to the control of the trustees of the Trust (the "Trustees") and the supervision of the Manager, the Subadviser, at its expense, will furnish continuously an investment program for the Laudus Rosenberg U.S. Long/Short Equity Fund series of the Trust (the "Fund") and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and all other investments, including exercising discretion to select brokers and dealers to execute such transactions. For avoidance of doubt, the Manager and the Trust hereby agree that the Manager shall have no authority for the selection of brokers and/or the day-to-day placing of orders in connection with the Fund, subject only to the Manager's general supervisory obligations. In the performance of its duties, the Subadviser (i) will comply with the provisions of the Trust's then-current Declaration of Trust and By-laws, including any amendments thereto (upon receipt of such amendments by the Subadviser), and the investment objectives, policies and restrictions of the Fund as set forth in its then-current Prospectus and Statement of Additional Information (copies of which will be supplied to the Subadviser upon filing with the Securities and Exchange Commission) and (ii) will comply with such investment guidelines as may be agreed upon from time to time between the Trustees and the Subadviser. The Subadviser and the Manager shall each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund.

     (b) The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund, including oversight of the pricing of the Fund's portfolio and reasonable assistance in obtaining prices for portfolio securities (but excluding determination of net asset value, shareholder accounting services and fund accounting services).

     (c) In the selection of brokers, dealers or futures commissions merchants (collectively, "brokers") and the placing of orders for the purchase and sale of portfolio

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investments for the Fund, the Subadviser shall comply with such policies established by the Trustees and communicated to the Subadviser in writing and shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine and communicate to the Subadviser in writing, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services to the Subadviser or any affiliated person of the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the Fund and to other clients of the Subadviser and any affiliated person of the Subadviser as to which the Subadviser or any affiliated person of the Subadviser exercises investment discretion.

     (d) The Subadviser shall not be obligated to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Subadviser pursuant to this Section 1.

     (e) The Subadviser will keep and maintain all books and records with respect to the Fund's assets and transactions required by paragraph (f) of Rule 31a-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). Subadviser will use commercially reasonable efforts to furnish to the Manager any such information relating to Subadviser's services under this Agreement needed by Manager and the Fund to keep and maintain the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. Subadviser will use commercially reasonable efforts to furnish to Manager any other information relating to the Fund's assets that must be filed by the Fund with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Subadviser agrees that all records that it maintains on behalf of the Fund are property of the Fund, and Subadviser will surrender promptly to Fund any of such records upon the Fund's request and at the Fund's expense; provided, however, Subadviser may retain copies of such records. In addition, Subadviser will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to any successor subadviser upon its termination as subadviser (or, if there is no successor subadviser, to the Manager.)

2.   OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise

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interested in, the Subadviser, and in any person controlling, controlled by or under common control with the Subadviser, and that the Subadviser and any person controlling, controlled by or under common control with the Subadviser may have an interest in the Trust. It is also understood that the Subadviser and persons controlling, controlled by or under common control with the Subadviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.   COMPENSATION TO BE PAID BY THE MANAGER TO THE SUBADVISER.

     The Manager will pay to the Subadviser as compensation for the Subadviser's services rendered, for the facilities furnished and for the expenses borne by the Subadviser pursuant to Section 1, a fee in accordance with Schedule A of this Agreement.

4.   AMENDMENTS OF THIS AGREEMENT.

     This Agreement shall not be amended except by a writing executed by each of the parties hereto.

5.   EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

     This Agreement shall continue in effect until January 30, 2006 and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the affirmative vote of a majority of the outstanding shares of the Fund or by the Trust's Board of Trustees, and (b) by the vote of a majority of the Trust's trustees who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or (c) as otherwise permitted by the 1940 Act or the rules and regulations thereunder. This Agreement may be terminated at any time by a vote of a majority of the Fund's outstanding voting securities or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Subadviser or by the Subadviser on 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Agreement may only be terminated in accordance with the provisions of this paragraph 5.

6.   CERTAIN DEFINITIONS.

     For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Agreement, the terms "affiliated person", "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and

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regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

7.   USE OF NAMES.

The Subadviser owns the right to use the names "Rosenberg" and "AXA Rosenberg" in connection with investment-related services or products, and such names may be used by the Trust, the Manager and the Fund only with the consent of the Subadviser. The Subadviser consents to the use by the Trust and the Manager of the names "Rosenberg" in the name of the Fund and "AXA Rosenberg" in any materials prepared in connection with the Fund, but only for so long as (i) this agreement shall remain in full force (except that the Manager and the Fund shall be permitted to use such names in reference to the Fund's former name and the Subadviser's former role as subadvisor for a reasonable transition period of not less than six months nor more than twelve months after the termination of this Agreement and for periods thereafter as may be required for disclosure in a regulatory filing, subject in each case to the Subadviser's prior approval, which shall not be unreasonably withheld), and (ii) each of the Trust and Manager shall fully perform, fulfill and comply with all provisions of this agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust or the Manager at any time or in any place or for any purposes or under any conditions except as provided in this section. The foregoing limited authorization by the Subadviser to the Trust and Manager to use the names "Rosenberg" and/or "AXA Rosenberg" is not exclusive of the right of the Subadviser itself to use, or to authorize others to use, said names; the Trust and Manager acknowledge and agree that as among the Subadviser, the Trust and the Manager, the Subadviser has the exclusive right to use, or to authorize others to use, said names; and the Trust and Manager agree, on behalf of the Fund, to take such action as may reasonably be requested by the Subadviser to give full effect to the provisions of this section (including, without limitation, consenting to such use of said names). Without limiting the generality of the foregoing, the Trust and Manager agree that, upon any termination of this agreement or upon the violation of any of its provisions by the Trust or Manager, each of the Trust and Manager will use its best efforts to change the name of the Trust and Fund so as to eliminate all reference, if any, to the names "Rosenberg" and "AXA Rosenberg" and will not thereafter transact any business in a name containing the name "Rosenberg" or "AXA Rosenberg" in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the name "Rosenberg" or "AXA Rosenberg" or any other reference to the Subadviser, except as provided in this section. Such covenants on the part of the Trust and Manager shall be binding upon them, their trustees, directors, officers, stockholders, creditors and all other persons claiming under or through it and shall survive the termination of this Agreement.

8.   NONLIABILITY OF SUBADVISER.

     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Manager, to the Trust, to the Fund, or to any shareholder, officer, director or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

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9.   EXERCISE OF VOTING RIGHTS.

     Except with the agreement or on the specific instructions of the Trustees or the Manager, the Subadviser shall exercise or procure the exercise of any voting right attaching to investments of the Fund.

10.  NOTICES.

     All notices, requests and consents shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid, to the other party at such address as may be furnished in writing by such party.

11.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

     A copy of the Second Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, CHARLES SCHWAB INVESTMENT MANAGEMENT, INC., AXA ROSENBERG INVESTMENT MANAGEMENT LLC and BARR ROSENBERG SERIES TRUST have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.


                                By: /s/ Randall W. Merk
                                    --------------------------
                                    Title: President and Chief Executive Officer


                                AXA ROSENBERG INVESTMENT MANAGEMENT LLC


                                By: /s/ Edward H. Lyman
                                    --------------------------
                                    Title: Group President


                                BARR ROSENBERG SERIES TRUST


                                By: /s/ Jana D. Thompson
                                    --------------------------
                                    Title: President

                                SCHEDULE A - FEES

                 (LAUDUS ROSENBERG U.S. LONG/SHORT EQUITY FUND)

     The Manager will pay to the Subadviser as compensation for the services rendered, the facilities furnished and the expenses borne by the Subadviser pursuant to Section 1, in arrears for each calendar quarter, a fee, equal to (1) the Sub-Advisory Base Fee (as defined below), plus or minus (2) the Performance Adjustment (as defined below), if any.

1. The Sub-Advisory Base Fee shall be computed in arrears, with respect to any calendar quarter, by multiplying each Quarterly Sub-Advisory Base Rate (as defined below) for such quarter by the applicable tranche (as described below) of the average daily net assets of the Fund over such quarter, and adding the products thereof. Each Quarterly Sub-Advisory Base Rate for a particular quarter shall equal the respective Annual Sub-Advisory Base Rate for such quarter divided by four. The Annual Sub-Advisory Base Rate for any particular calendar quarter shall equal (i) with respect to the Initial Tranche (as defined below in paragraph 2) of average daily net assets of the Fund, 56.25 bps; (ii) with respect to the Second Tranche (as defined below in paragraph 2) of average daily net assets of the Fund, 50.0 bps; and (iii) with respect to the Third Tranche (as defined below in paragraph 2) of average daily net assets of the Fund, 37.5 bps. The Sub-Advisory Base Fee for a partial quarter (if this Agreement becomes effective or is terminated on other than the first or the last day of a calendar quarter, respectively) shall be based on the average daily net assets of the Fund over, and shall be prorated based on the number of days in, such partial quarter.

2. The Initial Tranche of average daily net assets shall consist of all assets up to [Fund assets as of closing date(1)], and notwithstanding any other provision of this Schedule A, if, for any given quarter, the Fund's assets do not exceed [Fund assets as of closing date], all of its average daily net assets shall be in the Initial Tranche. If, and only if, the Fund's average daily net assets over a quarter exceed [Fund assets as of closing date], the Second Tranche of average daily net assets shall equal the Fund's PRO RATA portion of the aggregate average daily net assets of all funds sub-advised by the Subadviser as of the closing date (including the Laudus Rosenberg VIT Value Long/Short Equity Fund) other than the Laudus Rosenberg U.S. Small Capitalization Fund (the "Existing Funds") that exceed [aggregate assets of existing funds as of closing date] but do not exceed $2.5 billion (such proration to be proportional to the relative excesses, if any for any particular Fund, of the existing funds' average daily net assets for such quarter over their respective assets as of the closing date (as set forth on Schedule B to this Agreement)); provided, however, that if the assets as of the closing date of any Existing Fund (as set forth on Schedule B) exceed such Fund's average daily net assets over the relevant quarter, the amount of such excess (the "Second Tranche Excess") shall be allocated PRO RATA first among all other Existing Funds, including the Fund if applicable, that have assets in excess of their respective assets as of the closing date (as set forth on Schedule B), and, if such excess assets of the Existing Funds are insufficient to permit full allocation of the Second Tranche Excess, the remaining Second Tranche Excess shall be allocated PRO RATA among all Funds, if any, sub-advised

----------
(1) References in this Schedule A to the assets of any one or more Funds as of the closing date shall not include any assets over which the Sub-Adviser or its affiliates have investment discretion (other than by virtue of Sub-Adviser's position as investment adviser or sub-investment advisor to the relevant Fund) that are redeemed out of the applicable Fund(s) within 90 days of the closing date.

by the Subadviser that are not Existing Funds; and provided further that neither the Fund nor any other Existing Fund shall receive any allocation of the Second Tranche Excess if its average daily net assets over the quarter do not exceed [Fund assets as of closing date] (for the Fund) or such Existing Fund's respective assets as of the closing date (as set forth on Schedule B). Any portion of Second Tranche Excess allocated to the Fund for a particular quarter shall be considered part of the Initial Tranche, as described above, for purposes of calculating the Sub-Advisory Base Fee for such quarter. If, and only if, the Fund's average daily net assets over a quarter exceed
[Fund assets as of closing date], the Third Tranche of average daily net assets shall equal the Fund's PRO RATA portion of the aggregate average daily net assets of the Existing Funds, if any, in excess of $2.5 billion (such proration to be proportional to the average daily net assets for such quarter of those Existing Funds whose average daily net assets exceed their respective assets as of the closing date (as set forth on Schedule B)).

EXAMPLE OF SECOND TRANCHE EXCESS ALLOCATION:

Assume three Funds with assets under management as of the closing date as follows:

     FUND A                        FUND B                       FUND C                        TOTAL
     ------                        ------                       ------                        -----
  $200 million                  $300 million                 $500 million                  $1 billion

Assume further average daily net assets over a quarter as follows:

     FUND A                        FUND B                       FUND C                        TOTAL
     ------                        ------                       ------                        -----
  $300 million                  $100 million                 $900 million                 $1.3 billion

In this example, all of Fund B's average daily net assets over the quarter would be in its Initial Tranche because they fall short of its assets under management as of the closing date. The difference between Fund B's assets as of the closing and its average daily net assets over the quarter ($200 million) constitutes Second Tranche Excess, which would be allocated between Fund A and Fund C (each of which has average daily net assets over the quarter that exceed its respective assets under management as of the closing date) PRO RATA according to the amount of such excesses. The excesses equal, for Fund A, $300 - $200 million = $100 million, and for Fund C, $900 million - $500 million = $400 million, so the $200 million shortfall from Fund B would be allocated according to a 1:4 ratio between Fund A and Fund C, respectively, or $40 million to Fund A and $160 million to Fund C. Accordingly, $240 million of Fund A and $660 million of Fund C, together with Fund B's $100 million, or a total of $1 billion, would be Initial Tranche assets. The remaining $60 million of Fund A and $240 million of Fund C, or a total of $300 million, would be in the Second Tranche of those Funds.

3. The Sub-Advisory Base Fee shall be subject to upward adjustment for each quarter in calendar year 2008 if, (a) as of 4:00 p.m. Eastern time on the last business day of 2007, the aggregate assets under management for all Laudus Funds sub-advised by the Subadviser

(excluding assets of the Laudus Rosenberg U.S. Small Capitalization Fund ("Small Cap Fund Assets"), but including the assets of the Laudus Rosenberg VIT Value Long/Short Equity Fund) do not exceed $2,025,000,000, and (b) the S&P 500 Index is above 1000. Such upward adjustment shall equal the product of (a) 5% of the gross annual investment advisory rate payable to the Manager by the Fund (the "Fund's Investment Advisory Contractual Rate"), and (b) the average daily net assets of the Fund over such quarter. The Sub-Advisory Base Fee shall also be subject to upward adjustment for each quarter in calendar year 2009 if, (a) as of 4:00 p.m. Eastern time on the last business day of 2008, the aggregate assets under management for all Laudus Funds sub-advised by the Subadviser (excluding the Small Cap Fund Assets, but including the assets of the Laudus Rosenberg VIT Value Long/Short Equity Fund) do not exceed $2,775,000,000, and (b) the S&P 500 Index is above 1000. Such upward adjustment shall equal the product of (a) 5% of the Fund's Investment Advisory Contractual Rate, and (b) the average daily net assets of the Fund over such quarter. The Sub-Advisory Base Fee shall also be subject to upward adjustment for each quarter of each calendar year beginning with 2010 if, (a) as of 4:00 p.m. Eastern time on the last business day of the previous calendar year, the aggregate assets under management for all Laudus Funds sub-advised by the Subadviser (excluding the Small Cap Fund Assets, but including the assets of the Laudus Rosenberg VIT Value Long/Short Equity Fund) do not exceed 50% of the aggregate assets under management target for such year for such Funds established from time to time in the manner as may be agreed upon by Manager and Subadviser (provided always that such aggregate target amount shall not be less than $5,550,000,000), and (b) the S&P 500 Index is above 1000. Such upward adjustment shall equal the product of (a) 5% of the Fund's Investment Advisory Contractual Rate, and (b) the average daily net assets of the Fund over such quarter.

4. The Performance Adjustment, if any, for any particular calendar quarter shall also be calculated in arrears and shall be equal to the product of (a) the Adjustment Rate (as defined below), (b) the Fund's Investment Advisory Contractual Rate divided by four, and (c) the average daily net assets of the Fund over the Rolling Period (as defined below). The Adjustment Rate shall equal 2 times (i) the Performance Difference for such quarter minus 2.5%, if such Performance Difference is positive, or (ii) the Performance Difference for such quarter plus 2.5%, if such Performance Difference is negative; provided, however, that the Adjustment Rate shall equal zero (and accordingly there shall be no Performance Adjustment) in the event that the Performance Difference is neither greater than 2.5% nor less than negative 2.5%; and provided further that the Adjustment Rate shall in no event be greater than positive 5% or less than negative 5%. For purposes of the foregoing, the term "Performance Difference" for any particular quarter shall mean the difference between the Fund's Investment Performance (as defined below) for the Rolling Period (as defined below) ending on the last day of the quarter, and the Record (as defined below) of 90 Day Treasury Bills for the same rolling period; the term "Investment Performance" shall mean the daily-compounded rate of return, reflecting all income, dividends and capital actions as of the date occurring or earned by the Fund, net of all expenses of the Fund, expressed as a percentage; the term "Record" shall mean the total return of 90 Day Treasury Bills, expressed as a percentage; and the term "Rolling Period" shall mean a period consisting of twelve calendar quarters, or such shorter period as has elapsed since January 30, 2004, with the most recent quarter substituted for the earliest such quarter as time passes, but in no event shall the Rolling Period be less than four calendar quarters.

                                   SCHEDULE B
                      (FUND ASSETS AS OF THE CLOSING DATE)

                                 FUND                                     ASSETS AS OF THE CLOSING DATE
                                 ----                                     -----------------------------
                 Laudus Rosenberg U.S. Discovery Fund                             $   78,367,516
                  Laudus Rosenberg Enhanced 500 Fund                              $    6,014,194
           Laudus Rosenberg U.S. Large Capitalization Fund                        $   44,477,430
              Laudus Rosenberg International Equity Fund                          $   12,648,065
       Laudus Rosenberg International Small Capitalization Fund                   $  127,593,957
                    Laudus Rosenberg European Fund                                $    8,693,826
             Laudus Rosenberg U.S. Long/Short Equity Fund                         $            0
Laudus Rosenberg U.S. Large/Mid Capitalization Long/Short Equity Fund             $   28,394,187
            Laudus Rosenberg Value Long/Short Equity Fund                         $  121,808,052
            Laudus Rosenberg Global Long/Short Equity Fund                        $   21,062,637
           Laudus Rosenberg U.S. Small Capitalization Fund                        $1,254,193,508
          Laudus Rosenberg VIT Value Long/Short Equity Fund                       $   10,255,723